UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☒  Soliciting Material Pursuant to §240.14a-12

The Brink’s Company
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐            Check box if any part of the fee is offset as provided by Exchange Act Rule  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770
PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Investor Relations
804.289.9709

THE BRINK’S COMPANY REPORTS
HIGHER FOURTH-QUARTER AND FULL-YEAR EARNINGS

International Operations Drive Strong Earnings Growth in Fourth Quarter
Brink’s, Inc. and Brink’s Home Security Deliver Record Full-Year Profits
Management Expects Higher Profits in 2008

RICHMOND, Va., January 31, 2008– The Brink’s Company (NYSE: BCO), a global leader in security-related services, reported fourth-quarter income from continuing operations of $54.4 million or $1.16 per share, up from $39.6 million or 85 cents per share in last year’s fourth quarter.  The increased earnings were driven primarily by strong profit growth at Brink’s, Incorporated (“Brink’s”). Profits at Brink’s Home Security (“BHS”) improved slightly over year-ago results.
Fourth-quarter revenue was $882.8 million, up 18.5% (11% on a constant currency basis) from $745.1 million in the fourth quarter of 2006.  Approximately 60% of fourth-quarter 2007 revenue was generated outside North America (“international operations”).  Operating profit was $90.0 million, up 40.2% from $64.2 million in the year-ago period.  The positive effect of translating Brink’s international earnings into U.S. dollars added approximately $5 million to operating profit in the fourth quarter of 2007.
Michael T. Dan, chairman, president and chief executive officer of The Brink’s Company, said: “I’m pleased to report that we concluded another solid year with a very strong fourth-quarter performance, and I believe we are well-positioned for further growth in earnings and cash flow in 2008.  At Brink’s, Incorporated, the strong improvement in fourth-quarter earnings was driven by revenue and profit growth in our European and Latin American operations and significantly lower safety and security costs worldwide.  The outlook for continued improvement from international operations is promising, and our cash logistics business should drive profit growth in North America.

Our financial goal for this business in 2008 is to deliver annual organic revenue growth in the high-single-digit percentage range with operating profit margins at or above 8%.  Looking beyond this year, to the end of 2010, our goal is to sustain this rate of revenue growth while boosting operating margins to 10%.
“Fourth-quarter profits at BHS were up slightly versus last year’s strong fourth-quarter due primarily to ongoing weakness in the housing sector and higher marketing expenditures.  Despite the unfavorable market conditions, strong cost controls helped BHS achieve record profits for the full year and our revenue and subscriber base continued to grow.  Looking ahead, and assuming continued weakness in housing, we believe we can deliver 10% or better increases in revenue and profit in 2008 while growing our subscriber base in the high-single-digit percentage range.”
Dan added:  “The Brink’s Company’s outstanding fourth quarter and full-year results once again demonstrate the earnings potential of our two businesses, and the internal trends we’re seeing point to continued strength in 2008.  We have a very strong balance sheet, and are therefore able to pursue additional growth in our two security businesses as we seek opportunities to leverage our brand and expertise into new security-related markets.  We are well-positioned to deliver substantial growth in earnings and cash flow in 2008 and beyond.  As long as we continue to execute, and we have a demonstrated track record of doing so, I’m confident that the market will recognize this and shareholders will be rewarded.  At the same time, we are reviewing, with the help of our advisors, alternative options that may further enhance value.  The alternatives under review cover our current strategy and existing proposals from shareholders, including additional share repurchases.  If our board determines that any of these options, or some combination thereof, is in the best interests of all of our shareholders, we will pursue it at the appropriate time.”

Full-Year 2007 Results
Full-year 2007 revenue from continuing operations was $3.2 billion, up 15.2% (10% on a constant currency basis) from $2.8 billion in 2006.  In 2007, approximately 57% of total revenue was generated outside North America.  Full-year operating profit was $274.0 million, up 30.8% from $209.5 million in 2006.  The positive effect of translating Brink’s international earnings into U.S. dollars added approximately $9 million to operating profit in 2007.  Income from continuing operations was $148.6 million or $3.16 per share in 2007, up 31.4% from $113.1 million or $2.24 per share in 2006.
The improved year-over-year results reflect strong revenue and profit growth in both operating units, especially in Brink’s international operations, and lower costs related to former operations.

Business Unit Performance: Fourth-Quarter 2007 Versus 2006

Brink’s, Incorporated (“Brink’s”)
Brink’s, the company’s secure transportation and cash management unit, had fourth-quarter revenue of $756.8 million, up 19.7% (11% on a constant currency basis) from $632.1 million in the year-ago quarter.  Operating profit rose 39.4% to $76.4 million, up from $54.8 million last year.  Results improved in all regions, with particular strength in Europe and Latin America.  The fourth-quarter operating profit margin was 10.1%, up from the 8.7% margin earned in the year-ago quarter.  Lower safety and security costs were another key factor in the improved results.
Capital expenditures during the quarter totaled $48.4 million, bringing full-year capital spending to $141.6 million.  Capital spending at Brink’s in 2008 is expected to be between $155 million and $165 million.

Brink’s North America
Fourth-quarter revenue in North America was $231.8 million, up 7.7% from $215.3 million in the fourth quarter of 2006.  Operating profit was $19.6 million, up 10.1% from $17.8 million in the year-ago quarter due to lower employee benefit and safety and security costs, which more than offset the effects of reduced activity in ground operations and Global Services and higher selling and marketing expenses in the U.S.  The operating profit margin for the quarter was 8.5%, up from 8.3% in last year’s fourth quarter.

Brink’s International
Fourth-quarter revenue from international operations was $525.0 million, up 26% (14% on a constant currency basis) from $416.8 million in 2006, reflecting increases in all regions.  Fourth-quarter operating profit, including a $4 million benefit from foreign exchange, rose 53.5% to $56.8 million, up from $37.0 million last year.  The improvement was due primarily to higher profits in Europe and Latin America, from higher volumes and operating improvements.  Results were also helped by significantly lower safety and security costs.  The operating profit margin for international operations was 10.8%, up from 8.9% in last year’s fourth quarter.
EMEA (Europe, Middle East, Africa):   Fourth-quarter revenue for EMEA was $328.5 million, up 21.0% (8% on a constant currency basis) from $271.5 million in 2006.  Operating profit grew substantially over the year-ago quarter due primarily to improved performance in several European countries.  Despite strong fourth-quarter results, the operating environment in Europe continues to be challenging due to several factors including competitive pricing pressures, various regulatory and labor issues, and higher security threats.  The company is highly focused on turnaround efforts in underperforming countries and will continue its aggressive pursuit of operating efficiencies.
Latin America:   Fourth-quarter revenue in Latin America increased 36.3% (27% on a constant currency basis) to $179.3 million, up from $131.5 million in 2006.  Operating profit was up significantly over last year due primarily to improved performance in Brazil, Colombia and Chile.
Asia-Pacific:   Fourth-quarter revenue in Asia-Pacific was $17.2 million versus $13.8 million last year.  Operating profit increased over the year-ago period due to improved Global Services results in several countries.

Brink’s Home Security (“BHS”)
Fourth-quarter revenue at BHS was $126.0 million, up 11.5% from $113.0 million in 2006 due primarily to continued growth in the subscriber base and higher average monitoring rates.  BHS ended the quarter with more than 1.2 million subscribers, up 8.8% from the year-ago level.  Monthly recurring revenue rose 12.4% to $37.2 million (see Non-GAAP Reconciliations for a reconciliation of monthly recurring revenue to reported revenue).
Operating profit was $29.7 million, up 2.4% from $29.0 million last year.  The fourth-quarter operating profit margin was 23.6%, down from 25.7% due primarily to higher sales and marketing expenses and a continued ramp-up of spending to support growth in the commercial market.
BHS installed approximately 44,100 systems for new customers during the quarter, a year-over-year installation growth rate of 0.9%, and had 20,400 disconnects.  The low installation growth rate reflects ongoing weakness in the housing market.
The annualized disconnect rate of 6.7% for the quarter increased over the year-ago rate of 6.1%.  The disconnect rate in 2008 is expected to range between 6.5% and 7.0%.
Fourth-quarter capital expenditures at BHS totaled $42.6 million, bringing full-year capital spending to $177.8 million.  Total capital spending at BHS in 2008 is expected to be between $185 million and $195 million.

Recent Events
On November 28, Monitor Group, an international consulting firm, was retained to assist in the company’s ongoing re-examination of strategic alternatives.  The company expects the board to consider analyses and recommendations from Monitor Group and other advisors during the first quarter.
On September 14, the board of directors authorized the purchase of up to $100 million of the company’s outstanding common shares.  During the fourth quarter, the company purchased 60,500 shares for $3.6 million or $60.30 per share.  Thus far in 2008, through January 25, an additional 165,000 shares were purchased for $9.0 million or $54.06 per share.  From September 14 through January 25, a total of 225,500 shares were purchased under this authorization at an average price of $55.73 per share for a total cost of $12.6 million.

Costs Related to Former Operations Included in Continuing Operations
Fourth-quarter expenses related to former operations totaled $3.3 million, down from $7.3 million in 2006 due primarily to lower postretirement medical expenses, which are expected to decline further in 2008.  The company has a Voluntary Employees’ Beneficiary Association trust (“VEBA”), which is an investment vehicle used to fund the company’s obligations for company-sponsored medical coverage for former coal miners and their dependents.   The VEBA had assets valued at approximately $460 million on December 31, 2007.

Obligations Related to the Company’s Primary U.S. Pension Plan and Company-Sponsored Retiree Medical Benefits
As a result of an increase in the discount rate used to value the associated liabilities as of December 31, 2007 and investment performance in 2007, the company anticipates a significant improvement in the funded status of its primary U.S. pension plan and the company-sponsored retiree medical benefits plans.

Taxes
The effective income tax rate of 31.0% for the fourth quarter of 2007 was higher than the year-ago rate of 28.0% due to audit results and a change in the mix of income and losses by jurisdiction.
The effective income tax rate of 37.4% for full-year 2007 was lower than the prior-year rate of 38.7% largely because of a change in the mix of income and losses by jurisdiction.  In addition, FASB Interpretation 48 (FIN 48), which became effective in 2007, established different measurement criteria for uncertain income tax positions.  The company expects the effective tax rate for full-year 2008 to be in the range of 37% to 39%.

Discontinued Operations
The fourth-quarter loss from discontinued operations was less than 1 cent per share versus income of $87.0 million or $1.86 per share in the fourth quarter of 2006.  The year-ago quarter included a gain from an adjustment to the company’s Health Benefit Act obligations as a result of the enactment of the Tax Relief and Health Care Act of 2006.

Net Income
Fourth-quarter net income, which includes results from continuing and discontinued operations, was $54.4 million or $1.15 per share versus $126.6 million or $2.71 per share in 2006.

This release contains both historical and forward-looking information.   Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information.  Forward-looking information in this document includes, but is not limited to, expected revenue growth, cash flow and earnings for The Brink’s Company and its subsidiaries in 2008 and through 2010, including annual percentage revenue growth and operating profit margin at Brink’s and revenue, profit and subscriber growth at BHS, the outlook for Brink’s international operations and the cash logistics business in North America, growth opportunities in the two security businesses and the leveraging of the Brink’s brand and expertise in new security-related markets, market recognition of the Company’s efforts, the review of alternative strategic options by Monitor Group, expected capital expenditures for 2008, turnaround efforts and the aggressive pursuit of operating efficiencies in European countries, ongoing weakness in the housing market, the disconnect rate at BHS, the funded status of the Company’s primary U.S. pension plan and the company-sponsored retiree medical benefits plans and the anticipated annual effective tax rate for 2008.  The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond the control of The Brink’s Company and its subsidiaries, include, but are not limited to the ability to identify and execute further cost and operational improvements and efficiencies in the core businesses, the impact of continuing initiatives to control costs and increase profitability, the ability of the businesses to cost effectively match customer demand with appropriate resources, the willingness of Brink’s and BHS’ customers to absorb future price increases and the actions of competitors, the Company’s ability to identify strategic opportunities and integrate them successfully, acquisitions and dispositions made in the future, Brink’s ability to integrate recent acquisitions, the results of the pending strategic review, recently initiated shareholder initiatives, corporate expenses due to shareholder initiatives, decisions by the Company’s Board of Directors, Brink’s ability to perform currency conversion cash handling services in Venezuela successfully and without adverse operational issues, regulatory and labor issues and higher security threats in European countries, the impact of restructuring and other actions responding to current market conditions in European countries, the return to profitability of operations in jurisdictions where Brink’s has recorded valuation adjustments, the input of governmental authorities regarding the non-payment of customs duties and value-added tax, the stability of the Venezuelan economy and changes in Venezuelan policy regarding exchange rates for dividend remittances, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer, positions taken by insurers with respect to claims made and the financial condition of insurers, safety and security performance, Brink’s loss experience, changes in insurance costs, costs associated with information technology and other ongoing contractual obligations, the willingness of police departments to respond to alarms, BHS’ ability to maintain subscriber growth, the number of household moves, the level of home sales or new home construction, potential instability in housing credit markets, the willingness of BHS’ customers to pay for private response personnel or other alternatives to police responses to alarms, estimated reconnection experience at BHS, costs associated with the purchase and implementation of cash processing and security equipment, changes in the scope or method of remediation or monitoring of the Company’s former coal operations, the funding levels, accounting treatment and investment performance of the company’s pension plans and the VEBA, retirement experience, whether the Company’s assets or the VEBA’s assets are used to pay benefits, projections regarding the number of participants in and beneficiaries of the Company’s employee and retiree benefit plans, the funding and benefit levels of multi-employer plans, actual medical and legal expenses relating to benefits, changes in inflation rates (including medical inflation) and interest rates, changes in mortality and morbidity assumptions, mandatory or voluntary pension plan contributions, discovery of new facts relating to civil suits, the addition of claims or changes in relief sought by adverse parties, the cash, debt and tax position and growth needs of the Company, the demand for capital by the Company and the availability and cost of such capital, the satisfaction or waiver of limitations on the use of proceeds contained in various of the Company’s financing arrangements, the nature of the Company’s hedging relationships, the financial performance of the Company, utilization of third-party advisors and the ability of the Company to hire and retain corporate staff, changes in employee obligations, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, foreign currency exchange rates, changes in estimates and assumptions underlying the Company’s critical accounting policies, anticipated return on assets, inflation, the promulgation and adoption of new accounting standards and interpretations, seasonality, pricing and other competitive industry factors, labor relations, fuel and copper prices, new government regulations and interpretations of existing regulations, legislative initiatives, judicial decisions, variations in costs or expenses and the ability of counterparties to perform.  The information included in this release is representative only as of the date of this release, and The Brink’s Company undertakes no obligation to update any information contained in this release.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is a global leader in security-related services that operates two businesses: Brink’s, Incorporated and Brink’s Home Security.  Brink’s, Incorporated is the world’s premier provider of secure transportation and cash management services.  Brink’s Home Security is one of the largest and most successful residential alarm companies in North America.  For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

Conference Call
The Brink’s Company will host a conference call today, January 31, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing (877) 407-0778 (domestic) or (201) 689-8565 (international), or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through February 14, 2008, by calling (877) 660-6853 (domestic) or (201) 612-7415 (international).  The conference account number is 286 and the conference ID for the replay is 269393.  A webcast replay will also be available at www.brinkscompany.com.

THE BRINK’S COMPANY
and subsidiaries

Condensed Consolidated Statements of Operations
 (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions, except per share amounts)	2007	2006	2007	2006

Revenues	$882.8	745.1	3,219.0	2,793.3

Expenses:
Operating expenses	659.0	557.5	2,450.8	2,131.3
Selling, general and administrative expenses	135.8	124.3	498.8	458.4
Total expenses	794.8	681.8	2,949.6	2,589.7
Other operating income, net	2.0	0.9	4.6	5.9

Operating profit	90.0	64.2	274.0	209.5

Interest expense	(2.9)	(2.2)	(10.9)	(12.1)
Interest and other income, net	3.8	2.9	10.5	16.9
Income from continuing operations before income taxes
and minority interest	90.9	64.9	273.6	214.3
Provision for income taxes	28.2	18.2	102.2	82.9
Minority interest	8.3	7.1	22.8	18.3

Income from continuing operations	54.4	39.6	148.6	113.1

Income (loss) from discontinued operations, net of tax	-	87.0	(11.3)	474.1

Net income	$54.4	126.6	137.3	587.2

Basic earnings per common share:
Continuing operations	$1.17	0.86	3.19	2.26
Discontinued operations	-	1.88	(0.24)	9.49
Net income	1.17	2.74	2.95	11.75

Diluted earnings per common share:
Continuing operations	$1.16	0.85	3.16	2.24
Discontinued operations	-	1.86	(0.24)	9.39
Net income	1.15	2.71	2.92	11.64

Weighted-average common shares outstanding:
Basic	46.7	46.2	46.5	50.0
Diluted	47.1	46.7	47.0	50.5

THE BRINK’S COMPANY
and subsidiaries
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions)	2007	2006	2007	2006

Segment Information

Revenues:
Brink’s	$756.8	632.1	2,734.6	2,354.3
Brinks Home Security	126.0	113.0	484.4	439.0
Revenues	$882.8	745.1	3,219.0	2,793.3

Operating profit:
Brink’s	$76.4	54.8	223.3	184.1
Brinks Home Security	29.7	29.0	114.2	100.3
Business segments	106.1	83.8	337.5	284.4
Corporate	(12.8)	(12.3)	(49.6)	(48.4)
Former operations	(3.3)	(7.3)	(13.9)	(26.5)
Operating profit	$90.0	64.2	274.0	209.5

Supplemental Financial Information

Brink’s:
Revenues:
North America	$231.8	215.3	886.3	830.0
International	525.0	416.8	1,848.3	1,524.3
Revenues	$756.8	632.1	2,734.6	2,354.3
Operating profit:
North America	$19.6	17.8	70.4	69.9
International	56.8	37.0	152.9	114.2
Operating profit	$76.4	54.8	223.3	184.1

Brink’s Home Security:
Revenues	$126.0	113.0	484.4	439.0
Operating profit:
Recurring services	$54.0	49.8	206.4	184.3
Investment in new subscribers	(24.3)	(20.8)	(92.2)	(84.0)
Operating profit	$29.7	29.0	114.2	100.3

Monthly recurring revenues (a)			$37.2	33.1
Annualized disconnect rate	6.7%	6.1%	7.0%	6.4%

Number of subscribers (in thousands):
Beginning of period	1,200.2	1,098.3	1,124.9	1,018.8
Installations	44.1	43.7	180.8	175.0
Disconnects	(20.4)	(17.1)	(81.8)	(68.9)
End of period	1,223.9	1,124.9	1,223.9	1,124.9
Average number of subscribers	1,213.1	1,112.2	1,176.1	1,072.5
(a)	see “Non-GAAP Reconciliations” below.

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

COSTS OF FORMER OPERATIONS INCLUDED IN CONTINUING OPERATIONS

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions)	2007	2006	2007	2006

Company-sponsored postretirement benefits other
than pensions	$0.9	2.9	4.2	13.1
Black lung	0.6	0.9	3.8	3.7
Pension	0.6	1.2	1.7	4.0
Administrative, legal and other expenses, net	1.5	2.6	4.9	7.0
Gains on sale of property and equipment and other income	(0.3)	(0.3)	(0.7)	(1.3)
Costs of former operations	$3.3	7.3	13.9	26.5

INCOME (LOSS) FROM DISCONTINUED OPERATIONS

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions)	2007	2006	2007	2006

Brink’s United Kingdom domestic cash handling operations:
Gain on sale	$0.8	-	1.5	-
Results of operations	-	(2.0)	(13.9)	(10.0)
BAX Global:
Gain on sale	-	(1.0)	-	586.7
Results of operations - January 2006	-	-	-	7.0
Adjustments to contingent liabilities of former operations:
Health Benefit Act liabilities (a)	1.7	149.4	1.7	148.3
Other	(2.1)	(2.4)	(1.8)	9.3
Income (loss) from discontinued operations before
income taxes	0.4	144.0	(12.5)	741.3
Provision (benefit) for income taxes	0.4	57.0	(1.2)	267.2
Income (loss) from discontinued operations	$-	87.0	(11.3)	474.1
(a)	The “Tax Relief and Health Care Act of 2006” was enacted in the fourth quarter of 2006, resulting in a significant reduction in estimated future premiums owed to the UMWA Combined Benefit Fund.

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

SELECTED CASH FLOW INFORMATION

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions)	2007	2006	2007	2006

Depreciation and amortization:
Brink’s	$30.2	23.5	109.6	92.3
Brink’s Home Security	20.3	17.9	77.7	67.6
Corporate	-	0.2	0.4	0.7
Depreciation and amortization	$50.5	41.6	187.7	160.6

Capital expenditures:
Brink’s	$48.4	33.7	141.6	113.5
Brink’s Home Security:
Security systems	40.3	37.7	165.2	150.1
Other	2.3	2.9	12.6	13.8
Corporate	-	-	0.2	0.3
Capital expenditures	$91.0	74.3	319.6	277.7

Other Brink’s Home Security cash flow information:
Impairment charges from subscriber disconnects	$12.5	11.4	50.4	47.1
Amortization of deferred revenue	(8.6)	(7.6)	(34.2)	(31.2)
Deferral of subscriber acquisition costs (current year payments)	(5.8)	(5.9)	(23.8)	(24.4)
Deferral of revenue from new subscribers (current year receipts)	11.6	11.4	47.4	44.9

THE BRINK’S COMPANY
and subsidiaries

NON-GAAP RECONCILIATIONS
(Unaudited)

Monthly Recurring Revenues

A reconciliation of monthly recurring revenues to reported Brink’s Home Security revenues follows:

	Years Ended
	December 31,
(In millions)	2007	2006

December:
Monthly recurring revenues (“MRR”) (a)	$37.2	33.1
Amounts excluded from MRR:
Amortization of deferred revenue	2.8	2.5
Other revenues (b)	1.6	2.1
Revenues on a GAAP basis	$41.6	37.7

Revenues (GAAP basis):
December	$41.6	37.7
January – November	442.8	401.3
January – December	$484.4	439.0
(a)
MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.

(b)	Revenues that are not pursuant to monthly contractual billings.

The company uses MRR as one factor in the evaluation of BHS’ performance and believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a monitored security business produces.  This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated statements of operations.

Net Debt (Cash) reconciled to GAAP measures
	December 31,
(In millions)	2007	2006

Short-term debt	$15.1	33.4
Long-term debt	97.5	136.8
Debt	112.6	170.2
Less cash and cash equivalents	(196.4)	(137.2)
Net Debt (Cash)	$(83.8)	33.0

Net Debt (Cash) is utilized by management as a measure of the company’s financial leverage and the company believes that investors also may find Net Debt (Cash) to be helpful in evaluating the financial leverage of the company.  This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated balance sheets in the company’s report on Form 10-K for the year ended December 31, 2007.

THE BRINK’S COMPANY
and subsidiaries

NON-GAAP RECONCILIATIONS (continued)
(Unaudited)

Brink’s, Incorporated Organic Revenue Growth

	Three Months Ended	% change	Years Ended	% change
(In millions)	December 31,	from prior period	December 31,	from prior period

2005 revenues	$548.4	8	2,113.3	12
Effects on revenue of:
Organic Revenue Growth	52.0	9	173.5	8
Acquisitions and dispositions, net	7.8	1	39.3	2
Changes in currency exchange rates	23.9	5	28.2	1
2006 revenues	632.1	15	2,354.3	11
Effects on revenue of:
Organic Revenue Growth	62.7	10	212.9	9
Acquisitions and dispositions, net	6.6	1	24.8	1
Changes in currency exchange rates	55.4	9	142.6	6

2007 revenues	$756.8	20	2,734.6	16

The supplemental Brink’s, Incorporated Organic Revenue Growth information presented above is non-GAAP financial information that management uses to evaluate results of existing operations without the effects of acquisitions, dispositions and currency exchange rates.  The company believes that this information may be helpful to investors in understanding the performance of the company’s operations.  The limitation of this measure is that the effects of acquisitions, dispositions and changes in values of foreign currencies cannot be completely separated from changes in prices (which include the effects of inflation) and volume of a unit’s base business.  This supplemental non-GAAP information does not affect net income or any other reported amounts.  This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated statements of operations.

Tax Estimates

The financial information set forth in this release, including tax-related items, reflects estimates based on information available at this time.  While The Brink’s Company believes these estimates to be appropriate, these amounts could differ materially from actual reported amounts in The Brink’s Company’s Form 10-K for the year ended December 31, 2007.  In particular, determining The Brink’s Company’s actual tax balances and provisions as of December 31, 2007, and for the year then ended require extensive internal and external review of tax data (including consolidating and reviewing the tax provisions of numerous domestic and foreign entities) which is being completed in the ordinary course of preparing The Brink’s Company’s Form 10-K.

Important Information

In connection with its 2008 annual meeting of shareholders, The Brink’s Company plans to file with the Securities and Exchange Commission (SEC) and mail to its shareholders eligible to vote at the 2008 annual meeting of shareholders a definitive proxy statement. THE COMPANY ADVISES ITS SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the definitive proxy statement and other documents that the company files with the SEC at the SEC’s website at http://www.sec.gov. The definitive proxy statement and these other documents may also be obtained free of charge from The Brink’s Company upon request by contacting the Corporate Secretary at 1801 Bayberry Court, P. O. Box 18100, Richmond, Virginia 23226-8100.

Certain Information Regarding Participants

The Brink’s Company, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from the company’s security holders in connection with its 2008 annual meeting of shareholders. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its definitive proxy statement dated March 23, 2007, each of which has been filed with the SEC. Additional information regarding such individuals will be included in the definitive proxy statement for the 2008 annual meeting of shareholders. To the extent holdings of the company’s securities have changed from the amounts included in the definitive proxy statement dated March 23, 2007, such changes have been reflected on Forms 4 and 5 filed with the SEC and will be reflected in the definitive proxy statement for the 2008 annual meeting of shareholders.

# # #